                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                        [ ]  Confidential, for Use of the Commission Only (as
[X]  Definitive Proxy Statement                              permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              CKE RESTAURANT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             CKE RESTAURANTS, INC.
                          1200 NORTH HARBOR BOULEVARD
                           ANAHEIM, CALIFORNIA 92801

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 16, 1998

To the Stockholders of CKE Restaurants, Inc.:

     The Annual Meeting of Stockholders of CKE Restaurants, Inc. ("CKE" or the "Company"), will be held at the Anaheim Marriott, 700 West Convention Way, Anaheim, California 92802, on Tuesday, June 16, 1998 at 9:30 a.m. for the following purposes:

     1. To elect three directors, each for a term of three years;

     2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on April 29, 1998 will be entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

                                          By Order of the Board of Directors,

                                          Andrew F. Puzder,
                                          Secretary

Anaheim, California
May 14, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, YOU ARE REQUESTED TO SIGN THE ATTACHED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                             CKE RESTAURANTS, INC.
                            1200 N. HARBOR BOULEVARD
                           ANAHEIM, CALIFORNIA 92801
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 16, 1998
                            ------------------------

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of CKE Restaurants, Inc., a Delaware corporation, ("CKE" or the "Company"), for use at the Annual Meeting of Stockholders to be held at the Anaheim Marriott, 700 West Convention Way, Anaheim, California 92802, on Tuesday, June 16, 1998 at 9:30 a.m. (the "Meeting"), and at any postponements or adjournments thereof.

     This Proxy Statement and accompanying proxy card are first being mailed to stockholders on or about May 14, 1998.

                            SOLICITATION OF PROXIES

     At the Meeting, the stockholders of CKE will be asked (1) to vote upon the election of three directors, each for a term of three years, and (2) to act upon such other matters as may properly come before the Meeting or any postponements or adjournments thereof. CKE's Board of Directors is asking for your proxy for use at the Meeting. All shares of CKE Common Stock represented by any properly executed proxy that is not revoked will be voted at the Meeting in accordance with the instructions indicated in such proxy. If no instructions are marked on a properly executed returned proxy, the shares represented thereby will be voted FOR the election of the director nominees listed below. A properly executed proxy marked "ABSTAIN", although counted for purposes of determining whether a quorum is present at the Meeting, will not be voted. Although management does not know of any other matter to be acted upon at the Meeting, shares represented by valid proxies will be voted by the persons named on the Proxy Card in accordance with their best judgment with respect to any other matters that may properly come before the Meeting. A stockholder giving a proxy may revoke it at any time before it is exercised by filing with CKE's Secretary either a written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

     The cost of solicitation of proxies in the enclosed form will be paid by CKE. In addition, following the mailing of this Proxy Statement, directors, officers and regular employees of CKE may solicit proxies by mail, telephone, telegraph or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of CKE Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by CKE for their charges and expenses in connection therewith. In addition, CKE may use the services of individuals or companies it does not regularly employ in connection with the solicitation of proxies if management determines that it is advisable to do so, at an estimated cost of $5,000 plus out-of-pocket expenses.

                             RECORD DATE AND VOTING

     Only holders of CKE Common Stock of record at the close of business on April 29, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. There were 46,593,670 shares of CKE Common Stock outstanding on the Record Date. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum, and abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Meeting. On all matters to come before the Meeting, each holder of Common Stock will be entitled to one vote per share, except that voting for directors may be cumulative. In the election of directors, holders of Common Stock are entitled to as many votes as shall equal the number of votes that he or she would be entitled to cast (but for the cumulative voting provision) multiplied by the number of directors to be elected, and may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as he or she may see fit.

     Election of directors will be determined by the vote of the holders of a plurality of the shares voting on such election. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on a proposal in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting in favor of such proposal. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. Neither broker non-votes nor abstentions will have any effect on the vote required to elect directors.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors of CKE is divided into three classes, as nearly equal in number as possible. Each class serves for a period of three years, with the terms of office of the respective classes expiring in successive years. The foregoing notwithstanding, directors serve until their successors have been duly elected and qualified or until they resign, become disqualified or disabled, or are otherwise removed. The class of directors whose term expires as of the date of the Meeting consists of Carl L. Karcher, Frank P. Willey and Byron Allumbaugh.

     The proxies solicited hereby are intended to be voted for the nominees whose names are listed below. Discretionary authority to cumulate votes represented by proxies is solicited by the Board of Directors because, in the event nominations are made in opposition to the nominees of the Board of Directors, it is the intention of the persons named in the accompanying Proxy Card to cumulate votes represented by proxies for individual nominees in accordance with their best judgment in order to assure the election of as many of the Board's nominees as possible. The three nominees are presently directors and have indicated their willingness to continue to serve as directors, if elected. The persons named in the proxy will have discretionary authority to vote for others if any nominee becomes unable or unwilling to serve prior to the Meeting. To the knowledge of CKE, all three nominees are and will be able to serve.

INFORMATION CONCERNING NOMINEES AND OTHER DIRECTORS

                             NOMINEES FOR ELECTION

                                                        FIRST YEAR
                                                          BECAME
       NAME         AGE       PRINCIPAL OCCUPATION       DIRECTOR     OTHER CORPORATE DIRECTORSHIPS
       ----         ---       --------------------      ----------    -----------------------------
Carl L. Karcher...  49    President, CLK, Inc.             1992      --
Frank P. Willey...  44    President, Fidelity National     1994      Fidelity National Financial,
                          Financial, Inc.                            Inc.; Southern Pacific Funding
                                                                     Corporation; Ugly Duckling
                                                                     Holdings, Inc.; GB Foods
                                                                     Corporation.
Byron               66    Business Consultant              1996      H. F. Ahmanson and Company;
  Allumbaugh......                                                   Automobile Club of Southern
                                                                     California; El Paso Energy
                                                                     Company; Ultramar Diamond
                                                                     Shamrock Incorporated.

     CARL L. KARCHER is the President of CLK, Inc., a franchisee of CKE. Mr. Karcher has been a franchisee of CKE since May 1985. For more than 17 years prior to that time, Mr. Karcher was employed by CKE in several capacities, including Vice President, Manufacturing and Distribution. Mr. Karcher first became a director in May 1992. Carl L. Karcher is Carl N. Karcher's son.

     FRANK P. WILLEY became President of Fidelity National Financial, Inc., a specialty finance company engaged in title insurance and related services, in January 1995 and has been a director and Executive Vice President of Fidelity National Financial, Inc. since February 1984, and was General Counsel of Fidelity National Financial, Inc. from 1984 to January 1995. Mr. Willey also serves on the Boards of Directors of Southern Pacific Funding Corporation, Ugly Duckling Holdings, Inc. and GB Foods Corporation.

     BYRON ALLUMBAUGH retired as Chairman of the Board of Ralphs Grocery Company on January 31, 1997, where he held numerous management positions from 1958, serving as Chairman of the Board and Chief Executive Officer from 1976 to 1995, and Chairman of the Board from 1995 until his retirement. Currently a self-employed business consultant, Mr. Allumbaugh is also a member of the Boards of Directors of H. F. Ahmanson and Company, Automobile Club of Southern California, El Paso Energy Company, and Ultramar Diamond Shamrock Incorporated.

THE BOARD OF DIRECTORS OF CKE RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE
                                ABOVE NOMINEES.

                    DIRECTORS CONTINUING TO SERVE UNTIL 1999

                                                         FIRST YEAR
                                                           BECAME
          NAME            AGE    PRINCIPAL OCCUPATION     DIRECTOR    OTHER CORPORATE DIRECTORSHIPS
          ----            ---    --------------------    ----------   -----------------------------
Peter Churm.............  72    Chairman Emeritus,          1979      Furon Company; Diedrichs
                                Furon Company                         Coffee, Inc.
Daniel D. (Ron) Lane....  63    Chairman and Chief          1993      Fidelity National Financial,
                                Executive Officer,                    Inc.; Resort Income Investors,
                                Lane/Kuhn Pacific, Inc.               Inc.

     PETER CHURM was Chairman of the Board of Furon Company, a publicly held diversified manufacturing company, from May 1980 through February 1992 and was President of that company for more than 16 years. Since February 1992, he has been Chairman Emeritus and a member of the Board of Directors of Furon Company. Mr. Churm is also a member of the Board of Directors of Diedrichs Coffee, Inc.

     DANIEL D. (RON) LANE became Vice Chairman of the Board of CKE in October 1994. Since February 1983, he has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a real estate development company. Mr. Lane is a director of Fidelity National Financial, Inc., and also serves as a director of Resort Income Investors, Inc.

                    DIRECTORS CONTINUING TO SERVE UNTIL 2000

                                                            FIRST YEAR
                                                              BECAME
          NAME            AGE      PRINCIPAL OCCUPATION      DIRECTOR    OTHER CORPORATE DIRECTORSHIPS
          ----            ---      --------------------     ----------   -----------------------------
William P. Foley II.....  53    Chairman of the Board and      1993      Rally's Hamburgers, Inc.;
                                Chief Executive Officer,                 Checkers Drive-In
                                CKE; Chairman of the Board               Restaurants, Inc.; Star
                                and Chief Executive                      Buffet, Inc.; GB Foods
                                Officer, Fidelity National               Corporation; Fresh Foods,
                                Financial, Inc.                          Inc.; Micro General
                                                                         Corporation; DataWorks
                                                                         Corporation.
Carl N. Karcher.........  81    Chairman Emeritus, CKE         1966      --
W. Howard Lester........  62    Chairman of the Board and      1996      Williams-Sonoma, Inc.; The
                                Chief Executive Officer,                 Good Guys, Inc.; Harold's
                                Williams-Sonoma, Inc.                    Stores, Inc.; Il Fornaio
                                                                         America.

     WILLIAM P. FOLEY II became Chief Executive Officer of CKE in October 1994 and Chairman of the Board of Directors in March 1994. Since 1981, Mr. Foley has been Chairman of the Board of Directors, President (until January 1995) and Chief Executive Officer of Fidelity National Financial, Inc. Mr. Foley is also Chairman of the Board of GB Foods Corporation, Star Buffet, Inc. and Checkers Drive-In Restaurants, Inc. and a member of the Boards of Directors of Rally's Hamburgers, Inc., Fresh Foods, Inc., Micro General Corporation and DataWorks Corporation.

     CARL N. KARCHER, the Company's founder, purchased his first hot dog stand on July 17, 1941 and has been developing CKE's concepts since that time. He first became a director of CKE in 1966 and has served as Chairman Emeritus since January 1994. He was Chairman of the Board of CKE until October 1993, and served as Chief Executive Officer until December 1992. Prior to 1980, he was President of CKE. Carl N. Karcher is Carl L. Karcher's father.

     W. HOWARD LESTER was appointed as a director of CKE in January 1996. Mr. Lester became Chief Executive Officer of San Francisco based Williams-Sonoma, Inc., a retailer of kitchen and cooking supplies and equipment, in 1978 and Chairman of its Board in 1986. Mr. Lester also serves as a director of The Good Guys, Inc., Harold's Stores, Inc. and Il Fornaio America.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Executive Committee of the Board of Directors, comprised of Messrs. Foley and Lane, is empowered by the Board of Directors to take all actions that may otherwise be taken by the Board of Directors, to the extent permitted by law. In addition to the Executive Committee, the Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The Board does not have a nominating committee or other committee performing similar functions. The Audit Committee, whose current members are Messrs. Churm, Willey (Chairman) and Allumbaugh, monitors CKE's basic accounting policies and their related system of internal control, reviews CKE's audit and management reports and makes recommendations regarding the appointment of independent auditors. The Compensation Committee, whose current members are Messrs. Churm (Chairman), Willey and Lester, considers the hiring and election of corporate officers, salary and incentive compensation policies for officers and directors, and the granting of stock options to employees.

     During fiscal 1998, the Board of Directors held five meetings, the Audit Committee held one meeting, the Compensation Committee held one meeting and the Executive Committee held no meetings. During fiscal 1998, no director attended fewer than 75% of the aggregate meetings of the Board of Directors and the committee or committees on which he served, except W. Howard Lester, who attended three Board meetings.

STOCKHOLDER NOMINATIONS

     The Bylaws of CKE provide that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder's intent to make such nomination is given, either by personal delivery or United States mail, postage prepaid, to the Secretary, CKE Restaurants, Inc., P.O. Box 4349, Anaheim, California 92803-4349. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the address provided not later than 90 days in advance of such meeting, or, if later, the seventh day following the first public announcement of the date of such meeting. A stockholder's notice to the Secretary must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated,
(ii) a representation that the stockholder is a holder of record of CKE's Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice,
(iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (iv) such other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Securities Exchange Act of 1934, as amended, and (v) the consent of each nominee to serve as a director of CKE if so elected. CKE may require the stockholders making such nomination to furnish such other information as may be reasonably requested by CKE.

COMPENSATION OF DIRECTORS

     For their services as directors in fiscal 1998, each non-employee director received a base fee of $18,000 for attendance at the quarterly Board meetings. For attendance at each special Board meeting (meetings other than quarterly Board meetings), each non-employee director received a fee of $1,000. For attendance at Board Committee meetings which are held on a day other than the date of a scheduled Board meeting, each non-employee director received a fee of $1,000. For participation in telephonic Board meetings, each non-employee director received a fee of $500. Each non-employee director is expected to receive a fee of $18,000 in fiscal 1999 and $1,000 ($500 for telephonic meetings) for each Board meeting or committee meeting other than regular meetings attended in fiscal 1999.

                                 OTHER BUSINESS

     Presented by Management. Management does not know of any matter to be acted upon at the Meeting other than the matters described above, but if any other matter properly comes before the Meeting, the persons named on the enclosed Proxy Card will vote thereon in accordance with their best judgment.

     Presented by Stockholders. Pursuant to CKE's Bylaws, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to the Secretary of CKE. To be timely, written notice must be received by the Secretary not later than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting:
(a) a brief description of the business desired to be brought before the meeting and the reason for conducting such business at the annual meeting; (b) the name and record address of the stockholder proposing such business; (c) the class and number of shares of CKE which are beneficially owned by the stockholder; and (d) any material interest of the stockholder in such business. In addition, the stockholders making such proposal shall promptly provide any other information reasonably requested by CKE.

                     OWNERSHIP OF THE COMPANY'S SECURITIES

     The following table sets forth certain information regarding beneficial ownership of CKE's Common Stock as of March 31, 1998, by (i) each person who is known by CKE to beneficially own more than five percent of the outstanding CKE Common Stock, (ii) each director of CKE, (iii) each Named Executive Officer of CKE and (iv) all directors and executive officers of CKE as a group. Except as otherwise indicated, beneficial ownership includes both voting and investment power.

                                                      AMOUNT AND NATURE
                                                        OF BENEFICIAL         PERCENT OF
        NAME AND ADDRESS OF BENEFICIAL OWNER            OWNERSHIP (#)        CLASS (%)(1)
        ------------------------------------          -----------------      ------------
Cannae Limited Partnership..........................      4,866,845(2)           10.4%
  500 N. Rainbow Boulevard, #100
  Las Vegas, Nevada 89107
Carl N. Karcher.....................................      2,396,414(3)            5.1%
  1200 North Harbor Boulevard
  Anaheim, California 92801
William P. Foley II.................................        892,163(4)            1.9%
Daniel D. (Ron) Lane................................        483,625(5)            1.0%
Frank P. Willey.....................................         17,875(6)              *
Peter Churm.........................................         40,684(7)              *
Carl L. Karcher.....................................        135,566(8)              *
W. Howard Lester....................................         11,000(9)              *
Byron Allumbaugh....................................          2,200                 *
C. Thomas Thompson..................................        277,945(10)             *
Rory J. Murphy......................................        309,144(10)             *
Robert E. Wheaton...................................         52,250(10)             *
Robert W. Wisely....................................         33,552(10)             *
All executive officers and directors as a group (16
  persons)..........................................      5,168,034(11)          10.7%

---------------
  *  Less than one percent.

 (1) Calculated based on 46,588,921 shares of CKE Common Stock outstanding on March 31, 1998.

 (2) Based on a Schedule 13D, as amended, filed by Cannae Limited Partnership (the "Partnership"), Folco Development Corporation ("Folco"), and the Daniel P. Lane Revocable Trust U/D/T July 10, 1992 (the "Lane Trust"), Frank P. Willey and other persons and entities who are Class B Limited Partners of the Partnership. The aggregate number of shares set forth above includes: (a) 4,382,157 shares held directly by the Partnership; (b) 435,188 shares held directly by Folco; and (c) 49,500 shares held directly by the Lane Trust. The Schedule 13D states that each of the foregoing persons and entities has sole voting and dispositive power with respect to the shares directly held by him or it. The Schedule 13D states that the Class A Limited Partner of the Partnership is Carl N. Karcher, as sole trustee of the Carl N. and Margaret M. Karcher Trust (the "Trust") (see the table above and related footnotes). In its Schedule 13D, the Trust and Mr. and Mrs. Karcher disclaim beneficial ownership of shares of Common Stock beneficially owned by the Partnership. The General Partner of the Partnership is Bognor Regis, Inc., a Nevada corporation. According to the
     Schedule 13D, William P. Foley II is a director of Bognor Regis, Inc. and owns and controls Folco.

 (3) Includes (a) 2,151,474 shares beneficially held by the Trust; (b) 103 shares held by Mrs. Karcher; and (c) 242,000 shares subject to presently exercisable options or options that become exercisable on or prior to May 30, 1998. Excludes 28,710 shares held by the Carl N. and Margaret M. Karcher Foundation, the beneficial ownership of which the Trust and Mr. and Mrs. Karcher disclaim. The Trust and Mr. and Mrs. Karcher disclaim any beneficial ownership of the 4,382,157 shares held directly by the Partnership.

 (4) Includes 435,188 shares held directly by Folco and 452,875 shares subject to presently exercisable options or options that become exercisable on or prior to May 30, 1998. Excludes (a) an aggregate of 4,431,657 of the shares described in footnote (1) above which are held directly by the Partnership and the Lane Trust, and (b) 820,050 shares held by Fidelity National Financial, Inc. ("Fidelity"), of which Mr. Foley is a director and an executive officer.

 (5) Includes 49,500 shares held directly by the Lane Trust and 137,500 shares subject to presently exercisable options or options that become exercisable on or prior to May 30, 1998. Excludes (a) an aggregate of 4,817,345 of the shares described in footnote (1) above which are held directly by the Partnership and Folco, and (b) 820,050 shares held by Fidelity, of which Mr. Lane is a director.

 (6) Includes 17,875 shares subject to presently exercisable options or options that become exercisable on or prior to May 30, 1998. Excludes (a) an aggregate of 4,866,845 of the shares described in footnote (1) above which are held directly by the Partnership, Folco and the Lane Trust, and (b) 820,050 shares held by Fidelity, of which Mr. Willey is a director and an executive officer.

 (7) Includes 21,175 shares subject to presently exercisable options or options that become exercisable on or prior to May 30, 1998.

 (8) Includes (a) 107,854 shares held by Carl L. Karcher and Peggy L. Karcher, as trustees under a trust for the benefit of Carl L. and Peggy L. Karcher,
     (b) 21,175 shares subject to presently exercisable options or options that become exercisable on or prior to May 30, 1998, and (c) 6,240 shares owned by Carl L. Karcher's minor children.

 (9) Includes 11,000 shares subject to presently exercisable options or options that become exercisable on or prior to May 30, 1998.

(10) Includes for Messrs. Thompson, Murphy, Wheaton and Wisely, 261,667 shares, 304,508 shares, 52,250 shares, and 28,875 shares, respectively, subject to presently exercisable options or options that become exercisable on or prior to May 30, 1998. Also includes for Mr. Thompson 165 shares owned by his minor children and for Mr. Murphy 1,657 shares held for his benefit under CKE's voluntary contributory profit sharing and savings investment plan.

(11) Includes shares described in footnotes (2) through (9) above and 196,951 shares subject to presently exercisable options or options that become exercisable on or prior to May 30, 1998 which are held by executive officers not listed in the above table. Excludes 4,382,157 shares described in footnote (1) above which are held directly by the Partnership, and 820,050 shares which are held directly by Fidelity.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION FOR THE FISCAL YEAR ENDED JANUARY 26, 1998

     The Committee, comprised of three non-employee directors, is responsible for administering the executive compensation policies, administering the various management incentive programs (including option plans), and making recommendations to the Board of Directors with respect to these policies and programs. In addition, the Committee makes annual recommendations to the Board of Directors concerning the compensation paid to the Chief Executive Officer and to each of the other executive officers of CKE (each, an "Executive Officer"), including the Named Executive Officers. Set forth below is a report submitted by the Committee addressing compensation policies for fiscal 1998 as they affected
(i) William P. Foley II, the Chief Executive Officer of CKE, and (ii) the other Executive Officers.

     Compensation Policies Toward Executive Officers. The Committee believes that the most effective executive compensation program is one that provides incentives to achieve both current and long-term strategic management goals, with the ultimate objective of enhancing stockholder value. In this regard, the Committee believes executive compensation should be comprised of cash as well as equity-based programs. Base salaries are generally set at market levels in order to attract and retain qualified and experienced executives. With respect to equity-based compensation, the Committee believes that an integral part of CKE's compensation program is the ownership and retention of CKE's Common Stock by its Executive Officers. By providing Executive Officers with a meaningful stake in CKE, the value of which is dependent on CKE's long-term success, a commonality of interests between CKE's Executive Officers and its stockholders is fostered.

     Relationship of Performance to Compensation. Compensation that may be earned by the Executive Officers in any fiscal year consists primarily of base salary, cash bonus and stock options. The significant factors that were considered in establishing the components of each Executive Officer's compensation package for fiscal 1998 are summarized below. The Committee, in its discretion, may apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years, but all compensation decisions will be designed to further the general compensation policies indicated above.

     - Base Salary. The base salary for each Executive Officer is set on the basis of personal performance, the salary levels in effect for comparable positions with CKE's principal competitors (including, but not limited to, CKE's self-determined peer group set forth in the "Stockholder Performance Graph"), and CKE's financial performance relative to such competitors. Factors relating to individual performance that are assessed in setting base compensation are based on the particular duties and areas of responsibility of the individual Executive Officer. Factors relating to CKE's financial performance that may be related to increasing or decreasing base salary include revenues and earnings. The establishment of base compensation involves a subjective assessment and weighing of the foregoing criteria and is not based on any specific formula. After reviewing the major events and changes that occurred in fiscal 1997, the Committee approved increases in some base salaries to remain competitive with market base salaries and to reflect new responsibilities for some Executive Officers.

     - Cash Bonus. Annual bonuses are earned by each Executive Officer on the basis of CKE's achievement of pre-tax income targets established at the start of the fiscal year and on the basis of the particular Executive Officer's duties and areas of responsibility. Bonus amounts are established based on various levels of performance against such targets. The Committee assesses CKE and individual performance against the established targets and provides for bonuses based on the targeted performance levels actually achieved. Because CKE achieved the targeted levels of pre-tax income for fiscal 1998, the Committee approved bonuses for CKE's Executive Officers in the total amount of $3,035,109, of which $2,831,779 was paid subsequent to the fiscal 1998 year end.

     - Stock Options. Stock option grants motivate Executive Officers to manage the business to improve long-term CKE performance and align the interests of Executive Officers with stockholder value. Customarily, option grants are made with exercise prices equal to the fair market value of the shares on the grant date and will be of no value unless the market price of CKE's shares of Common Stock appreciates, thereby aligning a substantial part of the Executive Officer's compensation package with the return realized by the stockholders. Options generally vest in equal installments over a period of time, contingent upon the Executive Officer's continued employment with CKE. Accordingly, an option will provide a return to the Executive Officer only if the Executive Officer remains employed by CKE and the market price of the underlying shares appreciates over the option term. The size of an option grant is designed to create a meaningful opportunity for stock ownership and is based upon the individual's current position with CKE, internal comparability with option grants made to other CKE executives and the individual's potential for future responsibility and promotion over the option term. The Committee has established an award program which takes into account the level of responsibility in the organization and total compensation compared to comparable companies in making option grants to the Executive Officers, in an attempt to target a fixed number of unvested option shares based upon the individual's position with CKE and the Executive Officer's existing holdings of unvested options. As such, the award of stock options requires subjective judgment as to the amount of the option. However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant, if any, made to each Executive Officer as circumstances warrant.

     Chief Executive Officer Compensation. William P. Foley II became CKE's Chief Executive Officer in October 1994. Mr. Foley did not receive any compensation during fiscal 1995 for such position. In March

1995, Mr. Foley's base compensation was established at $200,000 for fiscal 1996, based on information provided by Kieckhafer, Kraus & Company ("Kieckhafer"). While certain of the companies taken into account by Kieckhafer were the same as those considered in setting Mr. Foley's compensation level for fiscal 1996, the Kieckhafer information also included a number of other companies. Mr. Foley was paid $330,817 in salary for fiscal 1998. In June 1997, Mr. Foley's base compensation was increased to $500,000 by the Compensation Committee of the Board of Directors. In fiscal 1998, Mr. Foley received a bonus pursuant to his bonus program. Mr. Foley's compensation under that bonus program was substantially related to the Company's performance because it provided for a bonus, determined pursuant to a specific formula based on the achievement of certain financial goals of the Company.

     Corporate Deduction for Compensation. Section 162(m) of the Internal Revenue Code generally limits to $1.0 million the corporate deduction for compensation paid to certain executive officers, unless certain requirements are met. At this time, CKE's deduction for officer compensation is not limited by the provisions of Section 162(m). The Committee intends to monitor regulations issued pursuant to Section 162(m) and to take such actions with respect to the executive compensation program as are reasonably necessary to preserve the corporate tax deduction for executive compensation paid.

                                          Peter Churm (Chairman)
                                          Frank P. Willey
                                          W. Howard Lester

     The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that CKE specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         STOCKHOLDER PERFORMANCE GRAPH

                            COMPARISON OF FIVE YEAR
                      CUMULATIVE TOTAL STOCKHOLDER RETURN
                  AMONG CKE RESTAURANTS, INC., S&P 500 INDEX,
         RUSSELL 2000 INDEX AND SELECTED RESTAURANT PEER GROUP INDEX(1)

     This graph compares the Company's cumulative total return to stockholders during the past five years with that of the S&P 500 Index, the Russell 2000 Index and a Selected Restaurant Peer Group Index. In the past years, such comparison has been made with the Russell 2000 Index and a Selected Restaurant Peer Group Index. In the future, the S&P 500 Index will replace the Russell 2000 Index, as the Company's significant growth as a result of its acquisitions in fiscal 1997 and 1998 makes the S&P 500 Index the more relevant index for comparison purposes.

                                   'CKE
     Measurement Period        Restaurants,      S & P 500         RUSSELL         RESTAURANT
   (Fiscal Year Covered)          Inc.'            INDEX          2000 INDEX       PEER GROUP
Jan-93                             100              100              100              100
Jan-94                             159              113              116              107
Jan-95                              81              113              108               79
Jan-96                             198              157              136               66
Jan-97                             379              199              137               69
Jan-98                             886              252              159               84

---------------
(1) Restaurant Peer Group Index is comprised of the following companies: Bob Evans Farms, Inc.; Foodmaker Inc.; Ground Round Restaurants, Inc.; Hanover Direct, Inc.*; IHOP Corporation; Luby's Cafeterias, Inc.; Morrison Inc.; Piccadilly Cafeterias, Inc.; Ryan's Family Steak Houses, Inc.; Shoney's Inc.; Sizzler International, Inc.; and VICORP Restaurants, Inc.

 * On 4/15/93, Horn & Hardart Co. merged with and into Hanover Direct, Inc.

     The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that CKE specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth, for the years indicated, the compensation awarded to, earned by or paid to the Chief Executive Officer of CKE and each of the four other most highly compensated executive officers (collectively with the Chief Executive Officer, the "Named Executive Officers") of CKE who were so employed by CKE as of January 26, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                ANNUAL COMPENSATION            ------------
                                        ------------------------------------    SECURITIES
                                                                OTHER ANNUAL    UNDERLYING     ALL OTHER
                               FISCAL   SALARY                  COMPENSATION     OPTIONS      COMPENSATION
       NAME AND TITLE           YEAR      ($)       BONUS ($)      ($)(1)         (#)(2)         ($)(3)
       --------------          ------   -------     ---------   ------------   ------------   ------------
William P. Foley II..........   1998    330,817     1,121,000          --        220,000         10,577
  Chairman,                     1997    200,000       150,000          --        206,250             --
  Chief Executive Officer       1996    194,904            --          --        371,250             --
C. Thomas Thompson...........   1998    462,830     1,402,000      24,078        220,000         38,040
  President and                 1997    280,077       550,000       6,331        206,250          4,012
  Chief Operating Officer       1996    250,000       152,000       5,055        206,250             --
Rory J. Murphy...............   1998    308,510       123,730      26,272        220,000          7,677
  President,                    1997    200,085       229,141      16,154         66,000          1,087
  Hardee's Food Systems, Inc.   1996    187,200        77,380      14,635         74,250             --
Robert E. Wheaton............   1998    160,721(4)     80,354       8,820(4)      16,500             --
  Executive Vice President      1997    200,000        70,000       9,344         33,000             --
                                1996      3,365            --          --         41,250             --
Robert W. Wisely.............   1998    195,641       132,755      32,212         11,000         15,830
  Executive Vice President,     1997    170,465       173,520       8,604         33,000             --
  Marketing                     1996    155,923        41,502       3,266         37,125             --

---------------
(1) "Other Annual Compensation" for fiscal 1998 includes the following amounts for Messrs. Thompson, Murphy, Wheaton and Wisely: (a) auto related payments of $0, $9,960, $7,937, and $9,960 respectively, (b) reimbursements for medical and dental costs of $7,248, $2,261, $0 and $5,065, respectively, (c) housing allowances of $13,817, $10,833, $0 and $15,260, respectively, and
    (d) payments of life insurance premiums of $3,013, $3,218, $883 and $1,927, respectively.

(2) The number of securities underlying options has been adjusted to reflect CKE's 10% stock dividend in February 1998 and its three-for-two stock split in January 1997.

(3) "All Other Compensation" includes matching and voluntary contributions by CKE to CKE's employee stock purchase plan for Messrs. Foley, Thompson, Murphy and Wisely. For fiscal 1998, the amounts matched by CKE in the employee stock purchase plan were $10,577, $38,040, $7,677 and $15,830, respectively.

(4) In September 1997, Mr. Wheaton's employment contract was modified whereby CKE pays 25% of his base salary and Star Buffet, Inc. pays the remaining 75%.

STOCK OPTIONS

     The following table sets forth certain information with respect to the stock options granted during fiscal 1998 to the Named Executive Officers and the potential realizable value of such stock options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                               INDIVIDUAL GRANTS                             VALUE AT ASSUMED
                         -------------------------------------------------------------        ANNUAL RATES OF
                         NUMBER OF     PERCENTAGE                                               STOCK PRICE
                         SECURITIES   TOTAL OPTIONS                                          APPRECIATION FOR
                         UNDERLYING    GRANTED TO      EXERCISE OR                            OPTION TERM(2)
                          OPTIONS     EMPLOYEES IN      BASE PRICE       EXPIRATION       -----------------------
         NAME            GRANTED(#)    FISCAL YEAR     ($/SHARE)(1)         DATE            5%($)        10%($)
         ----            ----------   -------------    ------------   ----------------    ----------   ----------
William P. Foley II....   220,000         12.5%           $26.02      June 18, 2007(3)    $3,606,746   $9,102,740
C. Thomas Thompson.....   220,000         12.5%           $26.02      June 18, 2007(3)    $3,606,746   $9,102,740
Rory J. Murphy.........   220,000         12.5%           $26.02      June 18, 2007(4)    $3,606,746   $9,102,740
Robert E. Wheaton......    16,500          0.9%           $26.02      June 18, 2007(3)    $  270,506   $  682,706
Robert W. Wisely.......    11,000          0.6%           $26.02      June 18, 2007(3)    $  180,337   $  455,137

---------------
(1) The fair market value of the Company's Common Stock on the date of grant.

(2) Calculated over a ten-year period, representing the terms of the options. These are assumed rates of appreciation, and are not intended to forecast future appreciation of the CKE Common Stock.

(3) The options vest 33 1/3% on the first anniversary of the date of grant, 33 1/3% on the second anniversary of the date of grant and 33 1/3% on the third anniversary of the date of grant.

(4) The options vest 33 1/3% on the date of grant, 33 1/3% on the first anniversary of the date of grant and 33 1/3% on the second anniversary of the date of grant.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information with respect to stock options exercised during fiscal 1998 and year-end stock option values for each of the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF
                                                                    SECURITIES
                                                                    UNDERLYING         VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                                AT FISCAL YEAR-END      AT FISCAL YEAR-END
                             SHARES ACQUIRED                            (#)                     ($)
                               ON EXERCISE     VALUE REALIZED      EXERCISABLE/            EXERCISABLE/
           NAME                    (#)             ($)(1)          UNEXERCISABLE         UNEXERCISABLE(1)
           ----              ---------------   --------------   -------------------   -----------------------
William P. Foley II........          --                 --        361,625/481,250     $11,056,627/$10,006,899
C. Thomas Thompson.........          --                 --        206,250/426,250     $  5,860,558/$8,185,526
Rory J. Murphy.............      16,500           $569,249        268,508/215,416     $  7,349,326/$3,777,254
Robert E. Wheaton..........          --                 --          52,250/38,500     $    1,476,988/$705,254
Robert W. Wisely...........      13,750           $485,069          22,000/45,375     $    578,125/$1,041,334

---------------
(1) In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, the fair market value is deemed to be $39.69, the closing price of the Common Stock of CKE reported by the New York Stock Exchange on January 26, 1998.

EMPLOYMENT AGREEMENTS

     In November 1994, CKE entered into a two-year employment agreement with C. Thomas Thompson. Mr. Thompson's annual base salary payable under this agreement was $250,000. Mr. Thompson's employment agreement provides for cash bonuses during his employment term. For the first year of his employment term, Mr. Thompson's bonus, which could not exceed $200,000, was based on certain percentage cost savings, if any, realized by CKE. For the second year of his employment term, Mr. Thompson's bonus, which could not exceed $250,000, was based upon the increase in market value, if any, of CKE's Common Stock. The employment agreement entitled Mr. Thompson to participate in CKE's stock incentive plan, and granted Mr. Thompson an option to purchase 25,000 (later adjusted by stock dividends and stock splits) shares under CKE's 1994 Stock Incentive Plan at the market price on the date of grant, for a term of 10 years, vesting 33 1/3% on each of the first three anniversaries of the grant date. In the event CKE terminates Mr. Thompson's employment without cause, CKE will be obligated to pay a lump sum equal to the lesser of six month's compensation or the balance of compensation due for the remainder of the employment agreement, plus any accrued and unpaid compensation. In addition, the employment agreement provides for certain payments in the event CKE is acquired by or merged with another entity, or another entity acquires all or substantially all of CKE's assets, resulting in such other entity gaining direction or control of CKE and Mr. Thompson is terminated for other than cause. In such event, Mr. Thompson's agreement requires CKE to pay, in a lump sum, Mr. Thompson's base salary for the balance of the employment term. In March 1996, Mr. Thompson's employment agreement was amended to extend the employment term to March 31, 1999. The amendment provided for an increase in annual base salary to $285,000, commencing April 1, 1996, and increased base salary to $325,000 for the fiscal year ending January 26, 1998 if Mr. Thompson earned a bonus of $150,000 or greater for the fiscal year ending January 27, 1997, and $350,000 for the fiscal year ending January 25, 1999 if Mr. Thompson earned a bonus of $150,000 or greater for the fiscal year ending January 26, 1998. In June 1997, Mr. Thompson's base compensation was increased by the Compensation Committee of the Board of Directors to $650,000. The amendment also provides for a one time cash bonus based on performance criteria specified by CKE's Compensation Committee in addition to the current bonus for the second year provided for under the agreement, and an annual bonus during the extended term based upon performance criteria specified by the CKE's Compensation Committee. The amendment also provides for a $2,000 per month temporary housing allowance. This allowance will be added to Mr. Thompson's base salary in the event he relocates his primary residence to Southern California.

     Effective in January 1996, CKE entered into a two-year employment agreement with Robert E. Wheaton. Mr. Wheaton's annual base salary payable under this agreement is $200,000. Mr. Wheaton's employment agreement provided for an annual bonus based upon performance criteria specified by the Compensation Committee. In September 1997, Mr. Wheaton's employment agreement was amended to modify the annual base salary payable under the agreement to $250,000, of which CKE will pay $63,000 and the remainder will be paid by Star Buffet, Inc. The employment agreement provided for a grant of 25,000 shares (later adjusted by stock dividends and stock splits) of CKE's common stock pursuant to CKE's 1994 Stock Incentive Plan (the "Plan"), at the market price on the date of grant, for a term of 10 years, vesting 33 1/3% on each of the first three anniversaries of the grant date.

     In July 1997, CKE entered into a two-year employment agreement with Rory J. Murphy which provides for an annual base salary as President and Chief Operating Officer of Hardee's Food Systems, Inc. of $425,000 for the first year and $450,000 for the second year. Mr. Murphy's employment agreement provides for an annual bonus based upon performance criteria specified in the employment agreement. The agreement entitles Mr. Murphy to participate in CKE's incentive stock option program and provided for an initial grant of 200,000 shares (later adjusted by stock dividends) with an exercise price equal to the fair market value of CKE's common stock on the date of grant. In the event CKE terminates Mr. Murphy's employment without cause, CKE will be obligated to pay a lump sum equal to the lesser of six month's compensation or the balance of compensation due for the remainder of the employment agreement, plus any accrued and unpaid compensation. In addition, the employment agreement provides for certain payments in the event CKE or Hardee's is acquired by or merged with another entity, or another entity acquires all or substantially all of

CKE's assets, resulting in such other entity gaining direction or control of CKE or Hardee's and Mr. Murphy being terminated for reasons other than cause. In such event, Mr. Murphy's agreement requires CKE to pay, in a lump sum, Mr. Murphy's base salary for the balance of the employment term.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, the members of the Compensation Committee of CKE's Board of Directors were Messrs. Churm, Willey and Lester. Neither Messrs. Churm, Willey or Lester was an officer, former officer or employee of CKE during fiscal 1998. During fiscal 1998, Mr. Foley served as Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc., Mr. Lane served as a director of Fidelity National Financial, Inc., and Mr. Willey served as President and a director of Fidelity National Financial, Inc.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires CKE's executive officers and directors, and persons who own more than 10% of a registered class of CKE's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish CKE with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, CKE believes that, during fiscal 1998, all filing requirements applicable to its executive officers, directors and greater than 10% stockholders were satisfied, except that the Forms 4 required to be filed in January 1998 by Loren C. Pannier and Robert W. Wisely, reflecting the sale of shares of CKE's Common Stock owned directly by each of them, were approximately one week late.

                    TRANSACTIONS WITH OFFICERS AND DIRECTORS

     CKE leases the land and buildings, which include the headquarters of CKE, its distribution center and one restaurant location in Carl Karcher Plaza, located at 1200 North Harbor Boulevard, Anaheim, California from Carl N. Karcher, as sole trustee of the Carl N. and Margaret M. Karcher Trust (the "Trust"). The original term of the lease expires in April 2003, and CKE has exercised its option to extend the lease until June 1, 2008. CKE has the option to renew the lease for an additional five year term. The current rent under this lease is $89,276 per month, subject to adjustment every five years. CKE also leases two adjacent parcels of land in Carl Karcher Plaza from the Trust. One parcel is being utilized by CKE for its training facilities and parking. The rent is $5,443 per month, subject to adjustment every five years. The other parcel is being utilized, in part, for the distribution center parking and storage. The unused portion of this parcel has been subleased to various small commercial tenants. The rent for this second parcel is $6,250 per month, also subject to adjustment every five years. The lease term for both parcels expires in April 2003, and CKE has the option to renew each of these leases for two additional five-year terms. The aggregate rents paid by CKE to the Trust for the corporate offices and adjacent facilities during fiscal 1998 were $1,211,625.

     CKE presently has two leases with the Trust with respect to restaurant properties. The terms of these leases range from 20 to 35 years. The minimum monthly rental is the greater of $6,799 or 5.5% of annual gross sales in one of the leases, and a minimum monthly rental for improvements of $2,871 or 4% of annual gross sales, and a fixed monthly rental of $5,699 for the land in the other lease. The leases expire in May 1999 and May 2010. The aggregate rents paid by CKE to the Trust for these restaurant properties during fiscal 1998 were $238,643.

     In January 1994, CKE entered into an Employment Agreement with Carl N. Karcher which expires in January 1999. In November, 1997, the Employment Agreement was amended, extending the employment term to December 31, 2003; providing Mr. Karcher eligibility to participate in any management incentive compensation bonus pool plans; granting 100,000 fully vested stock options on January 1, 1999 at the then fair market value of CKE's common stock; and modifying his death benefits to include payment of any compensation due Mr. Karcher for services rendered prior to the date of termination as a result of his death to his estate and payment of Mr. Karcher's base salary for one full year following his death to Mrs. Karcher. The agreement provides that Mr. Karcher will be employed as the Chairman Emeritus of the Board as a non-executive officer reporting to the Chief Executive Officer at a base salary of $400,000. The agreement provides that if Mr. Karcher is terminated by CKE without cause or, if after a change in control of CKE following a merger, sale of assets or acquisition, Mr. Karcher is terminated or exercises his right to terminate employment following a change in control, Mr. Karcher becomes entitled to payments due under the agreement as they become due for the remainder of the term without the obligation of further services. The agreement also provides for a retirement benefit for Mr. Karcher in the amount of $200,000 per year for life after the end of the employment term.

     During fiscal 1995, CKE made two advances to Carl N. Karcher aggregating $714,756. CKE accepted a promissory note in payment of the first, totaling $250,000, which was paid in full in fiscal 1997. The second advance, which totaled $464,756, is noninterest-bearing, is currently being repaid through biweekly payroll deductions, and is expected to be paid in full in December 1998. During fiscal 1998, the largest amount outstanding under these advances was $222,354, of which $115,651 remained outstanding at the end of fiscal 1998.

     CKE leases a restaurant property from Loren C. Pannier, an executive officer of CKE, and his wife. This lease expires in July 2004 and provides for a minimum monthly rental equal to the greater of $4,910 or 5% of annual gross sales of the Carl's Jr. restaurant at that location. CKE leases two additional restaurant properties in which Mr. Pannier has a 56% and a 33% undivided interest. These leases expire between January 2001 and April 2002 and provide for minimum monthly rentals equal to (a) the greater of $3,290 or 5.5% of annual gross sales of the Carl's Jr. restaurant at one location and (b) the greater of $3,440 or 6% of annual gross sales of the Carl's Jr. restaurant at the other location. The aggregate rents paid by CKE to Mr. Pannier under all three leases during fiscal 1998 were $140,008.

     CLK, Inc. ("CLK") is a franchisee of CKE and currently operates 23 Carl's Jr. restaurants. Carl L. Karcher is a son of Carl N. Karcher, a director of CKE, and an affiliate of CLK. In connection with the operation of its 23 franchised restaurants, CLK regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 1998, these purchases totaled approximately $6,147,160. During fiscal 1998, CLK paid royalty fees of $819,507 and advertising and promotional fees of $835,218 for all 23 restaurants combined. CLK is also a lessee or sublessee of CKE with respect to 15 restaurant locations. Rental payments equal the greater of a percentage of the annual gross sales, ranging from 6.5% to 10%, of the restaurant and/or minimum monthly rentals ranging from $4,157 to $8,750. The leases expire between November 1999 and June 2011. The rents paid under these leases during fiscal 1998 aggregated $1,180,308. CLK also licenses one restaurant from CKE under which CLK is obligated to remit 50% of the restaurant's net profit to CKE. During fiscal 1998, CLK paid $85,507 under this license agreement.

     JCK, Inc. ("JCK") is a franchisee of CKE and currently operates seven Carl's Jr. restaurants. Joseph C. Karcher is a son of Carl N. Karcher and an affiliate of JCK. In connection with the operation of its seven franchised restaurants, JCK regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 1998, these purchases totaled approximately $1,322,883. During fiscal 1998, JCK paid royalty fees of $49,362 and advertising and promotional fees of $208,224.

     Wiles Restaurants, Inc. ("Wiles") is a franchisee of CKE and currently operates nine Carl's Jr. restaurants. Anne M. Wiles is a daughter of Carl N. Karcher and an affiliate of Wiles. In connection with the operation of its nine franchised restaurants, Wiles regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 1998, these purchases totaled approximately $2,430,918. During fiscal 1998, Wiles paid royalty fees of $302,815 and advertising and promotional fees of $280,626 for all nine restaurants combined. Wiles is also a lessee of CKE with respect to one restaurant location. Rental payments equal the greater of 8% of the annual gross sales of the restaurant or a minimum monthly rental equal to $10,270. The lease expires in August 2011. The rents paid under this lease during fiscal 1998 aggregated $123,240.

     Bernard Karcher Investments, Inc. ("BKI") is a franchisee of CKE and currently operates 13 Carl's Jr. restaurants. Bernard W. Karcher is a brother of Carl N. Karcher and an affiliate of BKI. In connection with the operation of its 13 franchised restaurants, BKI regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 1998, these purchases totaled approximately $4,145,838. During fiscal 1998, BKI paid royalty fees of $516,601 and advertising and promotional fees of $528,819 for all 13 restaurants combined. BKI is also a lessee of CKE with respect to two restaurant locations. Rental payments equal a percentage of annual gross sales of 8% on one lease, and a minimum monthly rental of $9,600 on the other. The leases expire in January 2006 and September 2012, respectively. The rentals paid under these two leases during fiscal 1998 aggregated $171,558.

     R.W.W., Inc. ("RWW") is a franchisee of CKE and currently operates eight Carl's Jr. restaurants. Robert W. Wisely, an executive officer of CKE, is an affiliate of RWW. In connection with the operation of its eight restaurants, RWW regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 1998, these purchases totaled approximately $2,146,384. During fiscal 1998, RWW paid royalty fees of $201,529 and advertising and promotional fees of $346,578. RWW is also a sublessee of CKE with respect to six restaurant locations. Rental payments equal a percentage of the annual gross sales of the restaurant ranging from 5% to 12%, or minimum monthly rentals ranging from $10,084 to $10,382. The leases expire between August 1999 and July 2006. Total rents paid under these six leases during fiscal 1998 aggregated $527,743.

     TWM Industries ("TWM") is a franchisee of CKE and currently operates 15 Carl's Jr. restaurants. C. Thomas Thompson, an executive officer of CKE, is an affiliate of TWM. In connection with the operation of its 15 franchised restaurants, TWM regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 1998, these purchases totaled approximately $3,665,789. During fiscal 1998, TWM paid royalty fees of $462,404 and advertising and promotional fees of $648,357. TWM was also a lessee or sublessee of CKE with respect to 11 restaurant locations during fiscal 1998. Rental payments equal a percentage of the annual gross sales of the restaurants ranging from 4% to 8% or a minimum monthly rental ranging from $3,000 to $10,720. The leases expire between September 1998 and January 2012. Total rents paid under these 11 leases during fiscal 1998 aggregated $673,017.

     KWK Foods, L.L.C. ("KWK") is a franchisee of CKE and currently operates six Carl's Jr. restaurants. Carl L. Karcher is the son of Carl N. Karcher, a Director of CKE and an affiliate of KWK. Joseph C. Karcher is the son of Carl N. Karcher and an affiliate of KWK. Gary Wiles is a son-in-law of Carl N. Karcher and an affiliate of KWK. KWK is obligated, pursuant to a Development Agreement with CKE, to develop and become a franchisee with respect to seven additional Carl's Jr. restaurants at varying times between 1999 and 2004. In connection with the operation of its six franchised restaurants, KWK regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 1998, these purchases totaled approximately $1,107,149. During fiscal 1998, KWK paid royalty fees of $60,914 and advertising and promotional fees of $177,115. KWK was also a sublessee of CKE with respect to two restaurant locations during fiscal 1998. Rental payments equal a percentage of annual gross sales of the restaurants ranging from 1% and/or fixed monthly rentals ranging from $4,583 to $8,183. The leases expire between September 2015 and February 2017. Total rents paid under these leases during fiscal 1998 aggregated $159,319.

     In December 1995, CKE sold certain of its franchise notes receivable, with recourse, to an independent third party. Included in the franchise notes receivable sold were notes in the aggregate principal amount of $1,379,689 payable to CKE from CLK, Wiles and RWW. In connection with this transaction, CKE also agreed to guarantee the payment obligations of CLK, Wiles and RWW under these notes in fiscal 1998 up to a maximum amount of $467,806. In addition, CKE entered into two limited term guarantees with independent third parties on behalf of certain of its Carl's Jr. franchisees. CKE agreed to guarantee the payment obligations of RWW, Wiles, BKI, JCK and KWK under these arrangements in fiscal 1998 up to a maximum amount of $704,917.

     Restaurants leased from related parties generally were constructed by CKE on land acquired by CKE. The properties were then sold to these parties and leased back by CKE. CKE believes that these sale and leaseback arrangements are at rental rates generally similar to those with unaffiliated third parties. Except as noted above, CKE presently does not intend to enter into leases for new restaurants with related parties. Except as described above, all of the foregoing franchise and lease arrangements are on terms generally similar to those with unaffiliated parties.

                              INDEPENDENT AUDITORS

     Selection of an independent auditor is made by the Board of Directors upon consultation with the Audit Committee. CKE's independent auditor for the fiscal year ended January 26, 1998 was KPMG Peat Marwick LLP. The Board of Directors will vote upon the selection of an auditor for the current fiscal year at a future Board meeting.

     Representatives of KPMG Peat Marwick LLP are expected to attend the Meeting and be available to respond to appropriate questions. The representatives of KPMG Peat Marwick LLP also will have an opportunity to make a formal statement, if they so desire.

                STOCKHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

     Pursuant to the rules of the Securities and Exchange Commission, proposals by eligible stockholders (as defined below) which are intended to be presented at CKE's Annual Meeting of Stockholders in 1999 must be received by CKE by January 13, 1999 in order to be considered for inclusion in CKE's proxy materials. The Board of Directors of CKE will determine whether any such proposal will be included in its 1999 proxy solicitation materials. An eligible stockholder is one who is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted at the 1999 Annual Meeting and has held such securities for at least one year, and who shall continue to own such securities through the date on which the meeting is held.

                                 ANNUAL REPORT

     CKE's 1998 Annual Report, including consolidated financial statements for fiscal 1998, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy solicitation material.

     Stockholders are urged to sign and return their proxies without delay.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 26, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, CKE RESTAURANTS, INC., P. O. BOX 4349, ANAHEIM, CALIFORNIA 92803.

PROXY



                             CKE RESTAURANTS, INC.
                          1200 NORTH HARBOR BOULEVARD
                           ANAHEIM, CALIFORNIA 92801

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CKE RESTAURANTS, INC. The undersigned hereby appoints William P. Foley II and Carl A. Strunk, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of Common Stock of CKE Restaurants, Inc. held of record by the undersigned on April 29, 1998, at the Annual Meeting of Stockholders to be held on June 16, 1998 and any postponements or adjournments thereof.

   PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.



--------------------------------------------------------------------------------
                             -FOLD AND DETACH HERE-

                                                         Please mark
                                                         your votes as       [X]
                                                         indicated in
                                                         this example.




Election of Directors:
(Instruction: To withhold authority               FOR                  WITHHOLD           2. In their discretion, the Proxies are
to vote for any individual nominee        all of the nominees          AUTHORITY             authorized to vote upon such other
strike a line through the nominee's       listed below (except      to vote for all          business as may properly come before
name in the list below.)                   as withheld to the          nominees              such meeting or any and all
                                            contrary below)           listed below           postponements or adjournments thereof.
                                                 [ ]                     [ ]
                                                                                          THIS PROXY, WHEN PROPERLY EXECUTED, WILL
                                                                                          BE VOTED IN THE MANNER DIRECTED HEREIN BY
                                                                                          THE UNDERSIGNED STOCKHOLDER. IF NO
Carl L. Karcher -- Frank P. Willey --                                                     DIRECTION IN GIVEN, THE PROXIES WILL VOTE
Byron Allumbaugh                                                                          FOR THE NOMINEES LISTED ABOVE, AND IN
                                                                                          THEIR DISCRETION ON MATTERS DESCRIBED IN
                                                                                          ITEM 2.

                                                                                          DO YOU PLAN TO ATTEND             YES   NO
                                                                                          THE MEETING?                      [ ]  [ ]




                                                                                                  PLEASE MARK, SIGN, DATE AND RETURN
                                                                                                  THIS PROXY CARD PROMPTLY USING THE
                                                                                                  ENCLOSED ENVELOPE.


Signature_______________Signature it held jointly_____________Dated:______, 1998

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

                             -FOLD AND DETACH HERE-